Exhibit 99.1

6721 Columbia Gateway Drive Columbia, Maryland 21046

Phone: 443.539.5008 / Fax: 410.312.2705 • Internet: sales@integ.com • Web: http://www.integ.com

DRAFT – NOT FOR RELEASE

Integral Systems Announces Acquisition of Sophia Wireless

Acquisition Continues Company’s Expansion into Critical Growth Markets

Columbia, MD, April 28, 2010 – Integral Systems, Inc. (NASDAQ: ISYS) announced today that it has acquired privately held Sophia Wireless, Inc. The acquisition brings industry-leading technology in high-power, high-frequency Solid State Power Amplifiers (“SSPA”) and Block UpConverters (“BUC”) for satellite communications and radar applications. Sophia Wireless’ high efficiency, small form factor products are key to the fast growing mobile, SATCOM-on-the-Move (“SOTM”) market, enabling communications architectures for vehicle-mounted, airborne, UAV and flyaway terminals. Sophia Wireless is based in Chantilly, VA and will be integrated into Integral Systems’ Products Group as part of Integral Systems SATCOM Solutions.

Integral Systems will pay an aggregate of $2.5 million in an all cash transaction. The acquisition will be financed using the Company’s existing cash available.

Sophia Wireless offers component and system configurations that satisfy the requirements of diverse markets such as satellite communications, broadcast and radar. Specific focus has been given to mobility and airborne platforms that require size, weight, and power efficiencies at a cost that is below current market pricing. Sophia Wireless’ highly compact and high-performing Ka-band and Ku-band SSPA products are critical for both commercial applications, as well as current and future Department of Defense compliant communications that will increasingly rely on mobile platforms to ensure mission success.

“The purchase of Sophia Wireless underscores Integral Systems’ continued focus on being able to cost-effectively offer our customers the most advanced technology products and services,” said Paul Casner, President and CEO of Integral Systems. “With this acquisition, we increase the strength of our Products Group as well as add technology that is easily integrated into our best-in-class communications solutions.”

“Sophia Wireless has developed groundbreaking technology that provides more power in much smaller and lighter designs at a lower price point than any other commercially-available amplifier currently on the market,” said Stuart Daughtridge, Executive Vice President of Integral Systems’ Products Group. “The products are ideal for the mobile, SATCOM-on-the-Move applications market that is a natural fit for Integral Systems. We look forward to working with the team to increase market adoption and providing current and future customers with the service that Integral Systems is well known for.”

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., of Columbia, MD, applies more than 25 years experience to provide integrated technology solutions for satellite communications-interfaced systems. Customers have relied on the Integral Systems family of companies (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems was named the Region III Prime Contractor of the Year by the U.S. Small Business Administration in 2009. For more information, visit www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s expectations about the expected benefits of the Sophia Wireless acquisition, all of which are based on the Company’s current expectations. There can be no assurance that the expected benefits of the acquisition will in fact be achieved. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully; the risk that anticipated synergies from the transaction may not be fully realized or may take longer to realize than expected; and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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Company Contact:

Andrew Miller

Vice President, External Communications

Integral Systems, Inc.

Phone: 443.539.5124

amiller@integ.com